EXHIBIT 99.1

Omega Protein Announces Final Settlement of Additional $26.2 Million for

Deepwater Horizon Claims

HOUSTON, April 19, 2011 – Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company that is also the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced the final settlement of all of its claims for costs and damages incurred as a result of the oil spill caused by the Deepwater Horizon explosion on April 20, 2010. As a result of the final settlement, on April 18, 2011 the Company received an additional payment of $26.2 million, net of fees and expenses, from the Gulf Coast Claims Facility (“GCCF”). In total, the Company has received payments of $44.8 million, net of fees and expenses, from the GCCF, including emergency payments of $7.3 million and $11.4 million in September and October of 2010, respectively.

As a part of the final settlement, the Company released and waived all current and future claims against BP and all other potentially responsible parties with regard to the oil spill.

“The Deepwater Horizon oil spill interrupted what we expected to be a very strong year in 2010,” said Joe von Rosenberg, the Company’s Chairman of the Board, Chief Executive Officer and President. “We are happy to put this incident behind us and focus on our 2011 fishing season without the distraction of time-consuming litigation.”

“Furthermore, we consider this an excellent financial result,” von Rosenberg added. “When you consider that our 2010 Company budget was approximately 525,000 metric tons of fish, and that we actually caught approximately 474,000 metric tons of fish (approximately 90% of our overall 2010 fish catch company budget), the fact that we received a total of $44.8 million for the Deepwater Horizon incident is a result that we and our stockholders can be very pleased with.”

About Omega Protein

Omega Protein Corporation is a nutrition and wellness company dedicated to delivering healthy products to the animal, human and plant nutrition industries. Omega Protein’s marine product lines are sourced from menhaden, an Omega-3 rich fish harvested along the Atlantic and Gulf coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the impact of the uncertain economic conditions, both in the United States and globally; (7) the effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch, both short-term and long-term; (8) if such effects of the Deepwater Horizon oil spill were to be materially adverse, the Company would receive no further recovery for its claims; and (9) the business, operations, potential or prospects for the Company’s Cyvex Nutrition subsidiary, the dietary supplement market or the human health and wellness segment generally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com

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